Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-951-6496

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Second Quarter 2011 Results

ATLANTA, GA, August 4, 2011 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported second quarter 2011 results.

Gentiva acquired Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, on August 17, 2010. The Company’s results for the three months ended June 30, 2011 included Odyssey’s financial results.

Second quarter 2011 highlights include:

•

Total net revenues of $456.9 million, an increase of 54% compared to $297.1 million for the quarter ended July 4, 2010. Net revenues included home health episodic revenues of $219.8 million, a decline of 4% compared to $228.7 million in the 2010 second quarter. Hospice revenues were $194.4 million in the second quarter of 2011, compared to $20.9 million in the 2010 second quarter. Hospice represented 43% of total net revenues in the second quarter of 2011, compared to 7% in the 2010 second quarter.

•

Income from continuing operations attributable to Gentiva shareholders of $5.2 million, or $0.17 per diluted share, which included pre-tax restructuring, legal settlement, acquisition and integration costs of $21.2 million, or $0.41 per diluted share, and dividend income from the Company’s CareCentrix’s preferred stock holdings of $4.6 million, or $0.09 per diluted share. In the second quarter of 2010, income from continuing operations attributable to Gentiva shareholders was $20.2 million or $0.66 per diluted share, which included $2.5 million, or $0.08 per diluted share, relating to charges associated with net restructuring, legal settlement and merger and acquisition costs.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $15.1 million, compared with $22.7 million in the 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.49 for the second quarter of 2011 compared to $0.74 for the second quarter of 2010. Including the dividend income received from CareCentrix, adjusted income from continuing operations attributable to Gentiva shareholders would have been $0.58 for the second quarter of 2011. Adjusted income from continuing operations excluded the legal settlement, restructuring, acquisition and integration costs and dividend income described above.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 22% to $52.8 million in the second quarter of 2011 as compared to $43.2 million in the second quarter of 2010. Adjusted EBITDA as a percentage of net revenues was 11.6% in the second quarter of 2011 versus 14.5% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition, integration activities, the cost of legal settlements and dividend income.

“Despite continued progress in building our sales and clinical capabilities, difficult operating conditions driven by the implementation of new regulations impacted our volume and profitability levels this quarter,” said Gentiva CEO Tony Strange. “Given this environment, we have lowered our outlook for the full-year to reflect current market conditions. For the remainder of 2011, our top priorities are to drive volume growth by leveraging our increased sales investment and to reduce G&A costs to protect margins, while we weather the impact of the new regulations.”

Highlights for the six months ended June 30, 2011 include:

•

Total net revenues of $915.8 million, an increase of 54% compared to $594.2 million for the prior year period. Net revenues included home health episodic revenues of $440.1 million, a decline of 4% compared to $457.2 million in the comparable 2010 period. Hospice revenues were $389.4 million, compared to $40.5 million in the comparable 2010 period.

•

Income from continuing operations attributable to Gentiva shareholders of $18.6 million, or $0.61 per diluted share, which included pre-tax restructuring, acquisition and integration costs of $25.0 million or $0.48 per diluted share. Income from continuing operations attributable to Gentiva shareholders in the comparable 2010 period was $30.5 million or $1.00 per diluted share, which included net charges of $18.0 million, or $0.37 per diluted share, associated with net restructuring, legal settlement and merger and acquisition costs.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $30.8 million, compared with $42.0 million in the 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $1.00 compared with $1.37 in the corresponding period of 2010. Excluding the approximately $3.8 million write-off of prepaid financing fees and the costs of terminating the Company’s interest rate swap contract associated with the Company’s debt refinancing in the first quarter of 2011, adjusted income from continuing operations attributable to Gentiva shareholders was $1.08 on a diluted per share basis.

•	Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 40% to $112.5 million as compared to $80.4 million in the 2010 period. Adjusted EBITDA as a percentage of net revenues was 12.3% versus 13.5% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition and integration activities and the cost of legal settlements and dividend income.

For the second quarter of 2011, the Company reported net income attributable to Gentiva shareholders of $5.2 million, or $0.17 per diluted share, compared to $18.9 million, or $0.62 per diluted share, in the second quarter of 2010. For the first six months of 2011, net income attributable to Gentiva shareholders was $18.6 million, or $0.61 per diluted share, versus net income of $28.2 million, or $0.92 per diluted share, for the first six months of 2010. These results included charges for restructuring, legal settlements, acquisition and integration activities and dividend income as discussed above as well as the results from discontinued operations in the 2010 periods.

Cash Flow and Balance Sheet Highlights

For the second quarter of 2011, net cash provided by operating activities was $17.2 million, compared to $32.3 million in the prior year period for 2010. Free cash flow was $11.8 million for the second quarter of 2011, compared to $29.8 million in 2010. Excluding the $12.5 million paid to settle an outstanding OIG investigation, free cash flow would have been $24.3 million for the second quarter of 2011. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

At June 30, 2011, the Company reported cash and cash equivalents of $98.1 million and outstanding debt of $1.028 billion. Since closing the Odyssey transaction, the Company has repaid $76.9 million on its revolving credit facility and term loans. Total Company days sales outstanding, or DSO’s, was 48 days at June 30, 2011, compared to 52 days at March 31, 2011.

Full-Year 2011 Outlook

Given the Company’s results for the first half of 2011 and the expectation of a continued difficult operating environment through the remainder of the year, Gentiva has adjusted its 2011 outlook. Full-year 2011 net revenues are expected to be in the range of $1.8 billion to $1.85 billion and adjusted income from continuing operations attributable to Gentiva shareholders is expected to be in the range of $2.00 to $2.20 on a diluted per share basis.

Gentiva’s 2011 outlook includes the full-year impact of its Odyssey acquisition and the impact of an approximate 5% decrease in Medicare home health reimbursement rates in 2011 as compared to 2010 based on the final rules issued by the Centers for Medicare & Medicaid Services (CMS) in November 2010. This outlook includes the fourth quarter 2011 impact of the final hospice 2012 reimbursement rates recently issued but does not reflect any potential fourth quarter 2011 impact from the proposed 2012 home health reimbursement rate rules issued by CMS in July, 2011, as they are subject to change prior to being finalized later in the year.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income from continuing operations to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its second quarter 2011 results during its conference call and live webcast to be held Thursday, August 4, 2011 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 83753220. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on August 4th and will remain available continuously through August 11th. To listen to a replay of the call from the United States, Canada or international locations, dial (855) 859-2056 or (404) 537-3406 and enter the following PIN at the prompt: 83753220. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	2nd Quarter		Six Months
	2011	2010	2011	2010
Statements of Income
Net revenues	$456,943	$297,099	$915,758	$594,230
Cost of services sold	238,866	135,249	474,111	275,839

Gross profit	218,077	161,850	441,647	318,391
Selling, general and administrative expenses	(194,049)	(125,535)	(369,258)	(264,771)
Gain on sale of assets	—	—	—	103
Dividend income	4,613	—	4,613	—
Interest income	639	650	1,304	1,314
Interest expense and other	(21,425)	(1,766)	(48,973)	(3,514)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	7,855	35,199	29,333	51,523
Income tax expense	(2,851)	(15,415)	(11,264)	(21,757)
Equity in net earnings of CareCentrix	336	439	890	763

Income from continuing operations	5,340	20,223	18,959	30,529
Discontinued operations, net of tax	—	(1,304)	—	(2,285)

Net income	5,340	18,919	18,959	28,244
Less: Net income attributable to noncontrolling interests	(151)	—	(318)	—

Net income attributable to Gentiva shareholders	$5,189	$18,919	$18,641	$28,244

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.17	$0.68	$0.62	$1.03
Discontinued operations, net of tax	—	(0.04)	—	(0.08)

Net income attributable to Gentiva shareholders	$0.17	$0.64	$0.62	$0.95

Weighted average shares outstanding	30,293	29,770	30,210	29,715

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.17	$0.66	$0.61	$1.00
Discontinued operations, net of tax	—	(0.04)	—	(0.08)

Net income attributable to Gentiva shareholders	$0.17	$0.62	$0.61	$0.92

Weighted average shares outstanding	30,846	30,618	30,809	30,568

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$5,189	$20,223	$18,641	$30,529
Discontinued operations, net of tax	—	(1,304)	—	(2,285)

Net income	$5,189	$18,919	$18,641	$28,244

	Jun 30, 2011	Dec 31, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$98,149	$104,752
Accounts receivable, net (A)	255,559	259,588
Deferred tax assets	29,116	28,155
Prepaid expenses and other current assets	42,238	48,910

Total current assets	425,062	441,405
Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	12,944	25,635
Fixed assets, net	85,842	85,707
Intangible assets, net	367,519	374,057
Goodwill	1,085,066	1,085,066
Other assets	89,160	83,258

Total assets	$2,090,593	$2,120,128

LIABILITIES AND EQUITY
Current portion of long-term debt	$20,938	$25,000
Accounts payable	11,438	15,562
Payroll and related taxes	40,709	44,163
Deferred revenue	37,486	36,387
Medicare liabilities	17,630	31,236
Obligations under insurance programs	54,139	61,899
Accrued nursing home costs	20,441	24,241
Other accrued expenses	72,396	78,153

Total current liabilities	275,177	316,641
Long-term debt	1,007,187	1,026,563
Deferred tax liabilities, net	111,791	111,199
Other liabilities	30,051	27,493
Total equity	666,387	638,232

Total liabilities and equity	$2,090,593	$2,120,128

Common shares outstanding	30,564	30,158

(A)	Accounts receivable, net included an allowance for doubtful accounts of $9.8 million and $7.7 million at June 30, 2011 and December 31, 2010, respectively.

(in 000’s)	Six Months
	2011	2010
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$18,959	$28,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,120	8,807
Amortization and write-off of debt issuance costs	9,654	614
Provision for doubtful accounts	4,525	4,903
Equity-based compensation expense	3,966	3,191
Windfall tax benefits associated with equity-based compensation	(194)	(711)
Gain on sale of assets and businesses	—	(169)
Equity in net earnings of CareCentrix	(890)	(763)
Deferred income tax expense (benefit)	(54)	1,542
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(496)	8,748
Prepaid expenses and other current assets	6,253	(9,158)
Current liabilities	(37,208)	2,193
Other, net	242	538

Net cash provided by operating activities	19,877	47,979

INVESTING ACTIVITIES:
Purchase of fixed assets	(8,717)	(5,613)
Proceeds from sale of assets and businesses	13,581	8,796
Acquisition of businesses, net of cash acquired	(320)	(8,500)

Net cash (used in) provided by investing activities	4,544	(5,317)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,235	5,612
Windfall tax benefits associated with equity-based compensation	194	711
Repayment of long-term debt	(23,438)	(5,000)
Debt issuance costs	(13,457)	—
Repurchase of common stock	—	(4,985)
Repayment of capital lease obligations	(145)	(344)
Other	(413)	—

Net cash used in financing activities	(31,024)	(4,006)

Net change in cash and cash equivalents	(6,603)	38,656
Cash and cash equivalents at beginning of period	104,752	152,410

Cash and cash equivalents at end of period	$98,149	$191,066

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$41,577	$3,219
Income taxes paid	$6,676	$25,054

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	Six Months
	2011	2010
Net cash provided by operating activities	$19,877	$47,979
Less: Purchase of fixed assets	(8,717)	(5,613)

Free cash flow	$11,160	$42,366

(in 000’s)
	2nd Quarter		Six Months
	2011	2010	2011	2010
Supplemental Information
Segment Information (2)
Net revenues
Home Health	$262,574	$276,231	$526,319	$553,704
Hospice	194,369	20,868	389,439	40,526

Total net revenues	$456,943	$297,099	$915,758	$594,230

Operating contribution (5)
Home Health	$36,047	$60,924	$78,869	$105,616
Hospice	36,687	4,084	72,824	7,622

Total operating contribution	72,734	65,008	151,693	113,238

Corporate administrative expenses	(41,200)	(24,264)	(64,184)	(50,811)
Gain on sale of assets	—	—	—	103
Depreciation and amortization	(7,506)	(4,429)	(15,120)	(8,807)
Dividend income (7)	4,613	—	4,613	—
Interest expense and other, net (6)	(20,786)	(1,116)	(47,669)	(2,200)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	$7,855	$35,199	$29,333	$51,523

Home Health operating contribution margin %	13.7%	22.1%	15.0%	19.1%
Hospice operating contribution margin %	18.9%	19.6%	18.7%	18.8%

	2nd Quarter		Six Months
	2011	2010	2011	2010
Net Revenues by Major Payer Source:
Medicare
Home Health	$199,754	$207,376	$401,382	$415,052
Hospice	179,994	19,396	360,993	37,593

Total Medicare	379,748	226,772	762,375	452,645
Medicaid and local government	23,782	18,648	47,413	37,949
Commercial insurance and other:
Paid at episodic rates	20,011	21,303	38,737	42,176
Other	33,402	30,376	67,233	61,460

Total commercial insurance and other	53,413	51,679	105,970	103,636

Total net revenues	$456,943	$297,099	$915,758	$594,230

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:

	2nd Quarter		Six Months
	2011	2010	2011	2010
Adjusted EBITDA (3)	$52,780	$43,220	$112,520	$80,394
Dividend income (7)	4,613	—	4,613	—
Gain on sale of assets, net	—	—	—	103
Restructuring, legal settlement and acquisition and integration costs (5)	(21,246)	(2,476)	(25,011)	(17,967)

EBITDA (5)	36,147	40,744	92,122	62,530
Depreciation and amortization	(7,506)	(4,429)	(15,120)	(8,807)
Interest expense and other, net (6)	(20,786)	(1,116)	(47,669)	(2,200)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	7,855	35,199	29,333	51,523
Income tax expense (8)	(2,851)	(15,415)	(11,264)	(21,757)
Equity in net earnings of CareCentrix	336	439	890	763

Income from continuing operations	5,340	20,223	18,959	30,529
Discontinued operations, net of tax (4)	—	(1,304)	—	(2,285)

Net income	5,340	18,919	18,959	28,244
Less: Net income attributable to noncontrolling interests	(151)	—	(318)	—

Net income attributable to Gentiva shareholders	$5,189	$18,919	$18,641	$28,244

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows: (3)

	2nd Quarter		Six Months
	2011	2010	2011	2010
Adjusted income from continuing operations attributable to Gentiva shareholders	$15,064	$22,666	$30,779	$41,968
Gain on sale of assets, net	—	—	—	103
Dividend income	4,613	—	4,613	—
Restructuring, legal settlement and acquisition and integration costs	(21,246)	(2,476)	(25,011)	(17,967)
Tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders	6,758	33	8,260	6,425

Income from continuing operations attributable to Gentiva shareholders	5,189	20,223	18,641	30,529
Add back: Net income attributable to noncontrolling interests	151	—	318	—

Income from continuing operations	$5,340	$20,223	$18,959	$30,529

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.49	$0.74	$1.00	$1.37
Gain on sale of assets, net	—	—	—	—
Dividend income, net of tax	0.09	—	0.09	—
Restructuring, legal settlement and acquisition and integration costs, net of tax	(0.41)	(0.08)	(0.48)	(0.37)

Income from continuing operations attributable to Gentiva shareholders per diluted share	0.17	0.66	0.61	1.00
Add back: Net income attributable to noncontrolling interests	—	—	0.01	—

Income from continuing operations per diluted share	$0.17	$0.66	$0.62	$1.00

Operating Metrics

	2nd Quarter		Six Months
	2011	2010	2011	2010
Home Health
Episodic admissions	49,900	48,600	100,800	100,300
Total episodes	71,600	69,800	144,400	142,600
Episodes per admission	1.44	1.43	1.43	1.42
Revenue per episode	$3,070	$3,280	$3,050	$3,205

Hospice
Admissions	13,900	1,500	28,800	2,900
Average daily census	13,900	1,700	13,900	1,600
Patient days (in thousands)	1,260	153	2,510	294
Revenue per patient day	$154	$136	$155	$138
Length of stay at discharge (in days)	86	102	89	101
Revenue by patient type
Routine	97%	97%	97%	97%
General Inpatient & Other	3%	3%	3%	3%

Notes:

1)	The comparability between reporting periods has been affected by the following items:

a.	Effective August 17, 2010, the Company completed the acquisition of 100 percent of the equity interest of Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, operating approximately 100 Medicare-certified providers serving terminally ill patients and their families in 30 states. In connection with the acquisition, the Company entered into a new $875 million Credit Agreement and issued $325 million of senior unsecured notes.

b.	The second quarter and first six months of 2011 included 91 and 181 days of activity, respectively, as compared to 91 and 182 days in the second quarter and first six months of 2010. This difference stems from the Company adopting a change to a calendar quarter reporting period in 2011 from its prior 13 week reporting periods in 2010.

2)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding charges relating to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes.

4)	On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses, (iii) an escrow fund of $5.0 million, which was recorded at estimated fair value of $3.2 million, to be received by the Company based on achieving a cumulative cash collections target for claims for services provided for a period of one year from the date of closing and (iv) an escrow fund of approximately $0.4 million for reimbursement of certain post closing liabilities. During the fourth quarter of fiscal 2010, the Company received $1.0 million in settlement of the escrow fund associated with cash collections and recorded a $2.2 million charge in discontinued operations, net of tax. In the first quarter of 2011, the Company received $0.1 million of the escrow fund for settlement of post closing liabilities and recorded a charge of $0.3 million in selling, general and administrative expenses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying 2010 condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the second quarter and first six months of 2010 were as follows (dollars in thousands):

	2nd Quarter 2010	Six Months 2010
Net revenues	$—	$3,956

Operating loss before income taxes	$(2,171)	$(5,498)
Gain on sale of business	—	66
Income tax benefit	867	3,147

Discontinued operations, net of tax	$(1,304)	$(2,285)

5)	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $21.2 million and $25.0 million for the second quarter and first six months of 2011, respectively, as compared to $2.5 million and $18.0 million for the corresponding periods of 2010.

For the second quarter and first six months of 2011, the Company recorded (i) restructuring costs of $0.5 million and $1.8 million, respectively, (ii) for the six month period, legal settlement reserves of $18.5 million associated with a government investigation assumed in the Odyssey acquisition, and (iii) acquisition and integration costs of $2.2 million and $4.7 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

For the second quarter of 2010, the Company recorded a net reduction in charges related to legal settlements of $1.4 million which included (i) a reduction of $1.8 million associated with the reclassification of the tax impact of the settlement charges recorded in the first quarter of 2010, (ii) incremental legal fees of approximately $0.4 million, both relating to the settlement of the three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (iii) restructuring and merger and acquisition costs of $1.9 million and (iv) merger and acquisition costs of $2.0 million, primarily relating to the pending acquisition of Odyssey HealthCare, Inc.

The charges for the six months of 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $2.3 million and (iv) merger and acquisition costs of $2.0 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2011	2010	2011	2010
Home Health	$—	$—	$0.3	$9.5
Hospice	—	0.1	0.7	0.1
Corporate expenses	21.2	2.4	24.0	8.4

Total	$21.2	$2.5	$25.0	$18.0

6)	Interest expense and other, net for the first six months of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its senior secured credit agreement.

7)	Dividend income for the second quarter and first six months of 2011 represents a 12% cumulative preferred dividend received on the partial sale of the Company’s preferred investment in CareCentrix in April 2011.

8)	The Company’s effective tax rate relating to its continuing operations was 39.2% and 39.3% for the second quarter and first six months of 2011, respectively, as compared to 42.9% and 41.6% for the second quarter and first six months of 2010, respectively.

During the second quarter of 2010, the Company reclassified the tax benefit associated with the CareCentrix legal settlement from income taxes to net legal settlement costs since the benefit is expected to be realized by and reimbursed to Gentiva from CareCentrix. Excluding the impact of the reclassification, the Company’s effective tax rate relating to its continuing operations would have been 39.9% and 39.5% for the second quarter and first six months of 2010, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

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